POTOMAC MORTGAGE GROUP, INC.
DEAN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(H. Edward Dean III aka Harry E. Dean III)

ARTICLE I
Purpose

As H. Edward Dean III aka Harry E. Dean III (hereinafter called the "Participant") is now, and for years past has been, a valued employee of Potomac Mortgage Group, Inc. d/b/a MVB Mortgage (hereinafter called the "Plan Sponsor"), it is the desire of the Plan Sponsor, with the approval and guaranty of the Board of Directors of MVB Financial Corp., to establish this Plan in order to make certain supplemental retirement payments to Participant in accordance with the terms set forth in this Plan. The Plan Sponsor intends that this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded plan for the purpose of providing nonqualified deferred compensation to the Participant who is a member of a select group of management or highly compensated employees, as such group is described under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

ARTICLE II
Definitions

Certain words and phrases are defined when first used in this Plan. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. In addition, the following words and phrases when used herein, unless the context clearly requires otherwise, shall have the following respective meanings:

2.01. "Affiliate" shall mean any corporation, partnership, joint venture, association, or similar organization or entity, which is a member of a controlled group of companies which includes, or which is under common control with, the Plan Sponsor under Section 414 of the Code, including, without limitation, MVB Bank, Inc. (the parent corporation of the Plan Sponsor) and MVB Financial Corp. (the parent corporation of MVB Bank, Inc.).

2.02. "Beneficiary" shall mean the person whom the Participant designates on the attached Beneficiary Designation Form; provided however, that if such form is not completed by the Participant, "Beneficiary" shall mean the person to whom the Participant is legally married on the date of the Participant's death; or, in the event the Participant is not legally married on the date of the Participant's death, the Participant's estate.

2.03. "Board" means the board of directors of the Plan Sponsor.

2.04. "Cause" shall mean any of the following acts or circumstances:

(i) a willful act by Participant, which constitutes embezzlement or criminal fraud and which is materially injurious to the Plan Sponsor or its Affiliates;

(ii) Participant's ineligibility to serve as employee, officer or director of the Plan Sponsor or its Affiliates pursuant to Section 9 of the Investment Company Act of 1940, as amended; or

(iii) a breach by Participant of his fiduciary duty to the Plan Sponsor or its Affiliates, which breach is materially injurious to the Plan Sponsor or its Affiliates and continues un-remedied for more than sixty (60) days after written notice by the Plan Sponsor specifying in reasonable detail such breach.

2.05. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the term **"Section"** as used herein shall be deemed to refer to a particular section of the Code. If, at the time in question, a particular provision of the Code has been renumbered, or the Code has been superseded by subsequent federal tax law, the reference shall be deemed to be the renumbered provisions or the corresponding provision of the subsequent law unless to do so would clearly be contrary to the expressed intention in this instrument.

2.06. "Disability" shall mean a condition of the Participant whereby he either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Plan Sponsor. A Participant will also be deemed disabled if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of Disability applied under such disability insurance program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4).

2.07. "Effective Date" shall mean December ~~13,~~ 31st 2017.

2.08. "Execution Date" shall mean the date this Plan is signed by the Plan Sponsor.

2.09. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.10. "Good Reason" shall have the meaning ascribed to such term in the Employment Agreement.

2.11. "Plan Administrator" shall be the Human Resources and Compensation Committee of MVB Financial Corp. or its designee; provided, however, that the Participant may not be the designee.

2.12. "Plan Year" means a twelve (12) month period, commencing on January 1st and ending on December 31st of each year after the Effective Date, with the initial Plan Year commencing on January 1, 2018.

2.13. "Retirement Date" shall mean the later of the date (i) Participant attains fifty-five (55) years of age; or (ii) of Participant's Termination of Employment for any reason other than death or for Cause.

2.14. "Section 409A" shall mean Section 409A of the Code and the regulatory and other guidance promulgated thereunder.

2.15. "Separation from Service" shall mean a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) from the Plan Sponsor and its Affiliates.

2.16. "Spouse" shall mean the person to whom the Participant is legally married as of the date of any event that triggers benefit payments under this Plan.

2.17. "Specified Employee" shall mean a key employee (as defined by Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof), and as further defined in Treasury Regulation Section 1.409A-(l)(i), of the Plan Sponsor and its Affiliates.

2.18. "Termination of Employment" means the Participant ceasing to be employed by the Plan Sponsor and all Affiliates for any reason, voluntary or involuntary, other than by reason of an approved leave of absence, which cessation of employment is a Separation from Service.

2.19. "Year of Plan Participation" shall mean each Plan Year during which the Participant is continuously employed for the entire Plan Year on a full-time basis by the Plan Sponsor and/or its Affiliates with a minimum of one thousand (1,000) hours of service, inclusive of any approved leaves of absence, beginning with the first Plan Year (i.e., the January 1, 2018 - December 31, 2018 Plan Year) following the Effective Date.

ARTICLE III
Benefits

3.01. Retirement Benefit. If the Participant shall complete three (3) Years of Plan Participation on or prior to his Retirement Date, or under the circumstances set forth in this Article, the Plan Sponsor agrees it will pay to the Participant a retirement benefit of One Million Eight Hundred Thousand Dollars ($1,800,000) (the **"Retirement Benefit"**) payable in one hundred eighty (180) equal consecutive monthly installments of Ten Thousand Dollars ($10,000) each commencing within sixty (60) days following the Participant's Retirement Date or Termination Date, subject to the conditions and limitations hereinafter set forth.

3.02. Election by the Participant to Defer Time or Form of Distribution. The Participant and the Plan Sponsor agree that the Participant may, in compliance with Section 409A, elect to delay the time of payment of the Retirement Benefit specified in Section 3.01, provided that (i) the election to delay does not take effect until at least twelve (12) months after the date of the election, (ii) the first installment payment payable under the election to delay must be deferred for a period of at least five (5) years from the date it would otherwise have been payable, and (iii) any such election must be made at least twelve (12) months prior to the date the first scheduled installment payment would otherwise have been due.

3.03. Death Prior to Retirement Date. In the event the Participant should die at any time after the Effective Date but prior to his Retirement Date, the Plan Sponsor will pay 100% of the Retirement Benefit, which shall automatically fully vest upon Participant's death, to the Participant's Beneficiary in a lump sum within sixty (60) days following the Participant's date of death.

3.04. Death After Retirement Date. The Plan Sponsor agrees that if the Participant shall die after his Retirement Date but before receiving the one hundred eighty (180) monthly installments provided for in Section 3.01, it will pay to the Participant's Beneficiary the balance of the one hundred eighty (180) monthly payments in a lump sum within sixty (60) days following the Participant's date of death.

3.05. Voluntary Termination of Employment Prior to Three Years of Participation. If the Participant voluntarily terminates his employment with the Plan Sponsor and its Affiliates at any time prior to completion of three (3) Years of Plan Participation on or prior to his Retirement Date without the written consent of the Board, then the Participant shall not be entitled to the Retirement Benefit.

3.06. Termination of Employment for Cause. If the Plan Sponsor and its Affiliates terminate the Participant's employment for Cause at any time, then the Participant shall not be entitled to the Retirement Benefit.

3.07. Termination of Employment Without Cause, with Good Reason, or Due to Disability. In the event that the employment of the Participant shall be terminated by the Plan Sponsor and its Affiliates without Cause, or Participant terminates with Good Reason, or due to Disability, then 100% of the Retirement Benefit shall immediately vest, and the Plan Sponsor shall pay to the Participant the full Vested Retirement Benefit.

This Vested Retirement Benefit shall be paid to the Participant in one hundred eighty (180) equal consecutive monthly installments commencing within sixty (60) days following the Participant's date of Termination of Employment by the Plan Sponsor and its Affiliates without Cause, for Good Reason, or due to Disability. In the event that a terminated Participant dies prior to receipt of all payments due and payable under this Section 3.07, then the Plan Sponsor shall pay the balance of the one hundred eighty (180) month payments in a lump sum to the Participant's Beneficiary within sixty (60) days following the Participant's date of death.

3.08. General Release of Claims. In order to be entitled to any Retirement Benefit or Vested Retirement Benefit other than because of the death of Participant, the Participant shall first execute and not revoke a general release of all claims against the Plan Sponsor and all Affiliates and their related persons; provided, however, that Participant shall not be

required to release any claims that he may have under the Employment Agreement or any obligations of the Plan Sponsor or the parties to the Employment Agreement under such Employment Agreement..

3.09. Section 409A Provisions. Each installment payment of the Retirement Benefit or Vested Retirement Benefit pursuant to this ARTICLE III shall be a separate payment, and not a series of payments, for purposes of Section 409A. If, at the time of the Participant's Separation from Service, the Participant is a Specified Employee, then any Retirement Benefit or Vested Retirement Benefit that is to commence to be paid to the Participant upon the Participant's Separation from Service shall, to the extent an exception to Section 409A does not apply to such Retirement Benefit or Vested Retirement Benefit payments, be delayed and shall commence on the first (1st) payroll date following the earlier to occur of (i) the first day of the seventh (7th) month following the Participant's Separation from Service, or (ii) the date of the Participant's death following his Separation from Service; provided, however, that any installment payments delayed during such six (6) month period shall also be paid, without interest, on such first (1st) payroll date with the remainder of the one hundred eighty (180) monthly payments continuing thereafter on their established payment schedule.

ARTICLE IV
General Limitations

4.01. Suicide or Misstatement. This Plan shall automatically terminate and no benefits shall be payable hereunder if the Participant commits suicide within two (2) years after the Effective Date, or if the Participant has made any material misstatement of fact on any application for life insurance purchased by the Plan Sponsor or an Affiliate insuring the life of the Participant and such misstatement leads to the termination of benefits due to the Plan Sponsor under such life insurance policy.

4.02 Confidentiality, Non-Competition and Non-Solicitation Agreement. The Participant shall, as a condition of participating in this Plan, within ten (10) days of the Execution Date, execute and deliver to the Plan Sponsor the Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as **Exhibit A** and made a part hereof, and which shall independently stand. If at any time, the Participant violates the provisions of the Confidentiality, Non-Competition and Non-Solicitation Agreement, the Plan Sponsor's obligation to make any future payments to the Participant or the Participant's Beneficiary pursuant to this Plan shall terminate immediately upon the determination by a Court of law of such violation.

ARTICLE V
Termination, Amendment or Modification

5.01. Termination, Amendment or Modification. This Plan may be amended or terminated solely by a written agreement signed by the Plan Sponsor and the Participant.

ARTICLE VI
Beneficiary

6.01. If the Beneficiary is a person declared incompetent, or to a person incapable of handling the disposition of his property, the Plan Sponsor may pay such benefit to the guardian, legal representative or person having the care or custody of such incompetent person or incapable person. The Plan Sponsor may require proof of incompetence or guardianship as it may deem appropriate prior to commencement of payment of the benefit. Such distribution shall completely discharge the Plan Sponsor from all liability with respect to such benefit.

ARTICLE VII
Funding

7.01. Funding. The Plan Sponsor reserves the absolute right at its sole and exclusive discretion to purchase life insurance insuring the life of the Participant or annuities, or both, and the Plan Sponsor shall be the owner and beneficiary of any such policies and annuities. The Plan Sponsor reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities at any time, either in whole or in part. At no time shall the Participant be deemed to have any right, title, or interest in or to any specified asset or assets of the Plan Sponsor or its Affiliates, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom. Any such policies and annuities shall not in any way be considered to be security of the performance of the obligations of this Plan. It shall be, and remain, a general, unpledged, unrestricted asset of the Plan Sponsor. If the Plan Sponsor purchases a life insurance or annuity policy on the life of the Participant or the Participant's Spouse, the Participant agrees to sign, and cause his Spouse to sign, any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

7.02. Unsecured Creditor. This ARTICLE VII shall not be construed as giving the Participant or his Beneficiary any greater rights than those of any other unsecured creditor of the Plan Sponsor and its Affiliates.

ARTICLE VIII
Claims and Review Procedures

8.01. Claims Procedure:

(a) Claim. If the Participant or the Participant's Beneficiary believes that he or she is being denied a benefit to which he or she is entitled under this Plan, then such individual (hereinafter referred to as a "**Claimant**") may file a written request for such benefit with the Plan Administrator setting forth his or her claim. The request must be addressed to the Plan Administrator at the Plan Sponsor's then principal place of business. The claims procedure of this ARTICLE VIII shall be applied in accordance with Section 503 of ERISA and Department of Labor Regulation Section 2560.503-1.

(b) Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days (forty-five (45)

days for a claim based on Disability) after the receipt of the benefits claim by the Plan Administrator and that the Plan Administrator shall, in fact, deliver such reply within such period. The Plan Administrator may, however, extend the reply period for an additional ninety (90) days (thirty (30) days for a claim based on Disability with a second extension of thirty (30) days if necessary), if the Plan Administrator determines that special circumstances require an extension of time for making a determination with respect to the benefits claim. If the Plan Administrator determines that an extension of time for making a determination with respect to the benefits claim is required, the Plan Administrator shall provide the Claimant with written notice of such extension prior to the end of the initial ninety (90) day (forty-five (45) day for a claim based on Disability and prior to the expiration of the first thirty (30) day extension if a second extension is necessary) period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the benefit determination. In the case of any extension for a claim based on Disability, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information. If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reasons for such denial;

(ii) Specific reference to pertinent provisions of this Plan on which such denial is based;

(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;

(iv) A description of the Plan's appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal of the denial of the benefits claim.

(v) Effective for claims based on Disability from January 18, 2017 through December 31, 2017, the opinion shall also set forth the following information:

(A) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the denial, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the denial and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request; and

(B) If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an

explanation of the scientific or clinical judgment for the determination, applying the terms of this Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request.

(vi) Effective for claims based on Disability on or after January 1, 2018, the opinion shall also set forth the following information:

(A) A discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(I) The views presented by the Claimant to the Plan Administrator of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(II) The views of medical or vocational experts whose advice was obtained on behalf of the Plan Administrator in connection with the denial, without regard to whether the advice was relied upon in making the denial; and

(III) A Disability determination regarding the Claimant presented by the Claimant to the Plan Administrator made by the Social Security Administration;

(B) If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request;

(C) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of this Plan relied upon in making the denial or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of this Plan do not exist;

(D) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to Department of Labor Regulation Section 2560.503-l(m)(8); and

(E) The opinion shall be provided in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-l(o)).

(c) Request for Review. Within sixty (60) days (one hundred eighty (180) days for a claim based on Disability) after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Review Plan Administrator (as defined below) review the Plan Administrator's determination. Such request must be addressed to the Plan Administrator at the Plan Sponsor's then principal place of business. The Claimant shall be afforded the opportunity to submit written comments, documents, records, and other information relating to the benefits claim, and the Claimant shall be provided, upon request and free of charge, reasonable access to all documents, records and other information relevant to the Claimant's benefits claim. A document, record or other information shall be considered "relevant" to the benefits claim as provided in Department of Labor Regulation Section 2560503-1 (m)(8). The review on appeal by the Review Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the Plan Administrator's initial determination with respect to the benefits claim. If the Claimant does not request a review of the determination within such sixty (60) day (one hundred eighty (180) days for a claim based on Disability) period, he or she shall be barred and estopped from challenging the determination.

In addition, with respect to a claim based on Disability, the review will meet all of the following requirements:

(i) the review will not afford deference to the initial denial by the Plan Administrator;

(ii) the review will be conducted by a person who is neither the individual who made the initial denial that is the subject of the appeal, nor the subordinate of such individual;

(iii) in deciding an appeal of any initial denial that is based in whole or in part on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the person shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The health care professional engaged for purposes of a consultation shall be an individual who is neither an individual who was consulted in connection with the initial denial that is the subject of the appeal, nor the subordinate of any such individual;

(iv) provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Review Plan Administrator in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(v) effective for claims related to Disability on or after January 1, 2018, the review will also:

(A) Provide that before the Review Plan Administrator can issue an adverse benefit determination on review of a Disability claim, the Review Plan Administrator shall provide the Claimant, free of charge, with any new or additional evidence considered, relied upon, or generated by the Review Plan Administrator, insurer, or other person making the benefit determination (or at the direction of the Review Plan Administrator, insurer or such other person) in connection with the claim; such evidence must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided under Section 8.01(d) to give the Claimant a reasonable opportunity to respond prior to that date; and

(B) Provide that, before the Review Plan Administrator can issue an adverse benefit determination on review of a Disability claim based on a new or additional rationale, the Review Plan Administrator shall provide the Claimant, free of charge, with the rationale; the rationale must be provided as soon as possible and sufficiently in advance of the date on which the notice of adverse benefit determination on review is required to be provided under Section 8.01(d) to give the Claimant a reasonable opportunity to respond prior to that date.

(d) Review of Decision. The Review Plan Administrator (as hereafter defined) shall advise the Claimant in writing of the Review Plan Administrator's determination of the appeal within sixty (60) days (forty-five (45) days for a claim based on Disability) of the Review Plan Administrator's receipt of Claimant's written request for review, unless special circumstances (such as a hearing) would make the rendering of a determination within the sixty (60) day (forty-five (45) days for a claim based on Disability) period infeasible, but in no event shall the Review Plan Administrator render a determination regarding the denial of a claim for benefits later than one hundred twenty (120) days (ninety (90) days for a claim based on Disability) after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. If the Claimant's appeal of the denial of the Claimant's benefits claim is denied in whole or in part, the Review Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(i) The specific reasons for such denial of the appeal;

(ii) Specific reference to pertinent provisions of this Plan on which such denial of the appeal is based;

(iii) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant's benefits claim (and a document, record or other information shall be considered "relevant" to the benefits

claims as provided in Department of Labor Regulation Section 2560.503- l(m)(8));

(iv) A statement describing the Claimant's right to bring an action under ERISA Section 502(a);

(v) Effective for claims based on Disability from January 18, 2017 through December 31, 2017, the opinion shall also set forth the following:

(A) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request; and

(B) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of charge upon request.

(vi) Effective for claims based on Disability on or after January 1, 2018, the opinion shall also set forth the following:

(A) A discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(I) The views presented by the Claimant to the Review Plan Administrator of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(II) The views of medical or vocational experts whose advice was obtained on behalf of the Review Plan Administrator in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; and

(III) A Disability determination regarding the Claimant presented by the Claimant to the Review Plan Administrator made by the Social Security Administration;

(B) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of this Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of change upon request;

(C) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of this Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of this Plan do not exist; and

(D) The opinion shall be provided in a culturally and linguistically appropriate manner (as described in Department of Labor Regulation Section 2560.503-l(o)).

(e) Review Plan Administrator. The Plan Administrator may from time to time appoint a review panel that may consist of two or more individuals who may, but need not, be employees of the Plan Sponsor (the **"Review Plan Administrator"**). If no such Review Plan Administrator is named, the Governance Committee of the Board of Directors of MVB Financial Corp. shall be the Review Plan Administrator for purposes of this ARTICLE VIII. The Review Plan Administrator has the authority to act with respect to any appeal from a denial of benefits or a determination of benefit rights.

ARTICLE IX
Administration

9.01. Plan Administrator Duties. The Plan Administrator shall be responsible for the management, operation and administration of this Plan. The Plan Administrator shall act by affirmative vote of a majority its members. Any action permitted to be taken at a meeting may be taken without a meeting if such written consent is filed with the minutes of the proceedings of the Plan Administrator. A member shall not vote or act upon any matter which relates solely to himself or herself as a Participant. Any member of the Plan Administrator may execute any certificate or other written direction on behalf of the Plan Administrator. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by the Participant or the Plan Sponsor.

9.02 Plan Administrator Authority. The Plan Administrator shall enforce this Plan in good faith in accordance with its terms, and is fully empowered to exercise complete discretion to administer the Plan and to construe and apply all of its provisions, and shall have all powers necessary to accomplish it purposes, including, but not by way of limitation, the following:

(i) To construe and interpret the terms and provisions of this Plan;

(ii) To compute and certify the amount and kind of benefits payable to the Participant and his Beneficiary; to determine the

time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(iii) To maintain all records that may be necessary for the administration of this Plan;

(iv) To provide for the disclosure of any information and the filing or provision of any reports and statements to the Participant, his Beneficiary or governmental agencies as shall be required by law;

(v) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(vi) To administer this Plan's claims procedures;

(vii) To approve election forms and procedures for use under this Plan; and

(viii) To appoint a recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Plan Administrator may from time to time prescribe.

The Plan Administrator may delegate any of the powers and duties described above to any other person or organization, as it deems appropriate and may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

9.03. Binding Effect of Decision. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder, if made in good faith, shall be final and conclusive and binding upon the Participant, the Participant's Beneficiary and all other persons having any interest in this Plan.

9.04. Compensation, Expenses and Indemnity. The members of the Plan Administrator shall serve without compensation for their services hereunder. The Plan Administrator is authorized at the expense of the Plan Sponsor to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Plan Sponsor.

9.05. Plan Sponsor Information. To enable the Plan Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Plan Administrator, on all matters relating to the Participant, the date and circumstances of the Disability, death, or Separation from Service of the Participant and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE X
Guaranty

10.01. Guaranty. MVB Financial Corp. acknowledges that it benefits from the services provided by Participant and it further benefits from the retention of Participant as an employee of Plan Sponsor. In consideration for such benefits, MVB Financial Corp. and its successors and assigns hereby guaranties, absolutely and unconditionally, (i) the full and prompt payment of all sums and charges payable by Plan Sponsor under this Plan; and (ii) the full and timely performance and observance of all of the covenants, terms, conditions, and agreements herein provided to be performed and observed by Plan Sponsor.

ARTICLE XI
Miscellaneous

11.01. Alienability. Neither the Participant nor the Participant's Beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable under this Plan, in addition no such benefit shall be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Participant or his Beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Participant or his Beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder the Plan liabilities shall forthwith cease and terminate and this Plan shall automatically terminate.

11.02. Benefits and Burdens. This Plan shall be binding upon and inure to the benefit of the Participant and his Beneficiary, to the Plan Sponsor, and any successor organization which shall succeed to substantially all of either the Plan Sponsor's assets or its business without regard to the form of such succession.

11.03. Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be made in accordance with the notice provisions set forth in the Employment Agreement.

11.04 Not a Contract of Employment. This Plan shall not be deemed to constitute a contract of employment between the parties hereto, and the parties acknowledge that Participant's employment with the parties hereto is governed by the Employment Agreement.

11.05. Tax Withholding. The Plan Sponsor shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

11.06. Entire Plan. This Plan constitutes the entire arrangement between the Plan Sponsor and the Participant as to the subject matter hereof unless specifically referred to or provided in the Employment Agreement. For the avoidance of doubt, if there is any provision in this Agreement that is inconsistent with any provision of the Employment Agreement, the Employment Agreement supersedes and shall govern such provision.. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein or in the Employment Agreement.

11.07 Applicable Law. The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the United States of America, including ERISA, and to the extent applicable, the laws of the State of West Virginia. Any action or proceeding with respect to this Plan shall be litigated exclusively in the United States District Court for the Northern District of West Virginia, Clarksburg location and the Plan Sponsor and Participant (pursuant to Participant's Enrollment Form) agree to the personal jurisdiction thereof, and irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum.

IN WITNESS WHEREOF, the undersigned authorized officer of the Plan Sponsor has executed this Plan as of the Effective Date but on the Execution Date below.

Potomac Mortgage Group, Inc. d/b/a MVB Mortgage

By: Harry E Dean

Title: CEO

Execution Date: 6-15-2017

MVB Financial Corp.

By: [signature]

Title: CHAIRMAN

Execution Date: 6/19/2017 5:37 p.m.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(H. Edward Dean III aka Harry E. Dean III)

ENROLLMENT FORM

Name: H. Edward Dean III aka Harry E. Dean III

Social Security No. 234-86-4951

Date of Birth: 10-21-1968

Address: 644 Deerfield Farm Ct.
Great Falls, VA 22066

By signing below, I acknowledge that (1) I have read, accept and understand the Plan and the terms and conditions I must meet to receive a Plan benefit, and (2) the Plan is unfunded.

Signature: H. Edward Dean III

Name: H. Edward Dean III aka Harry E. Dean III

Date signed: June 15, 2017

Received by Plan Administrator on: 6/22/17

By: [signature]

[redacted]

EXHIBIT A
TO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Confidentiality, Non-Competition and Non-Solicitation Agreement

Attached.

CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

SERP Participant

THIS AGREEMENT, made as of the ____ day of June, 2017, by and between MVB Financial Corporation, together with its subsidiaries MVB Bank Inc. and Potomac Mortgage Group, Inc. (collectively referred to herein as the "Company"), and H. Edward Dean III aka Harry E. Dean III (the "Participant").

WHEREAS, the Board of Directors of Potomac Mortgage Group, Inc. adopted the Potomac Mortgage Group, Inc. Supplemental Executive Retirement Plan (the "SERP" or "Plan"), on June __, 2017, pursuant to which the Participant will receive certain retirement benefits in accordance with its terms;

WHEREAS, pursuant to the terms of the Plan, the opportunity to participate in the Plan requires the Participant to execute and deliver this agreement within ten (10) days of the Plan Execution Date; and

WHEREAS, in consideration of the opportunity to participate in the Plan under its terms, as well as Participant's continued access to the Company's confidential information and trade secrets, Participant agrees to the restrictive covenants contained herein.

NOW, THEREFORE, intending to be legally bound, the parties agree to the following terms and conditions:

Section 1. Confidential Information; Developments

1.1 Confidential Information.

(a) Participant acknowledges and agrees that as a result of employment with the Company, he has and will come into contact with, have access to and learn various technical and non-technical Confidential Information relating to the operation of the Company, whether or not such Confidential Information includes trade secrets, which are the property of the Company. The Company agrees to provide Participant with such Confidential Information as necessary to perform Participant's job duties. Confidential Information includes: financial and business information such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies, customer information, customer identities, names and addresses, customer services and customer products, methods, procedures, devices and other means used by the Company in the conduct of its business, marketing plans and strategies, innovative programs and services, acquisition or divestiture plans and strategies, data processing computer programs, databases, formulae, software codes, secret processes, financial products and adaptations thereto, inventions, research projects, and all other matters of a technical nature; information with respect to the Company's finances, budgets,

funding, investments, costs, and similar financial information; information regarding the Company's clients, their names, service and product histories, and addresses,; and information with respect to the experience, qualifications, abilities and job performance of the Company's employees. For purposes of this Agreement, a "prospective client" shall mean any person or entity with which Participant has had contact, in the six-month time period prior to the termination of his employment with the Company, for the purpose of selling products or services on behalf of the Company. Confidential Information can be in any form: oral, written or machine readable, including electronic files. Notwithstanding the above, Confidential Information shall not include any information that: was or has been in the public domain at or subsequent to the time it was communicated to Participant by the Company through no fault of Participant; in readily accessible to the public; was or has been rightfully in Participant's possession free of any obligation of confidence at or subsequent to the time it was communicated to Participant by the Company; or is legally compelled to be disclosed by court order

(b) Participant acknowledges and agrees that disclosing, divulging, revealing or otherwise using any of the aforesaid Confidential Information, other than in the course of performing his job duties for the Company or as specifically authorized by the Company, will be highly detrimental to the business of the Company. Accordingly, Participant specifically covenants and agrees to hold all such Confidential Information and any documents containing or reflecting the same in the strictest confidence, and Participant will not, both during employment with the Company or at any time thereafter, without the Company's prior written consent, disclose, divulge or reveal to any person whomsoever, or use for any purpose other than the exclusive benefit of the Company, any Confidential Information whatsoever.

(c) Notwithstanding anything to the contrary herein, Participant acknowledges that the federal Defend Trade Secrets Act (the "DTSA") provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Participant acknowledges that the DTSA provides that an individual who files a retaliation lawsuit against an employer for reporting a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in court, but only if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

1.2. <u>Developments</u>.

Participant hereby assigns to the Company Participant's entire right, title and interest in and to any and all technology, information, processes, and materials hereafter made, conceived, written, or otherwise created solely or jointly by

ORB

Participant, whether or not such creations are patentable, subject to copyright protection or susceptible to any other form of protection, which were made during the term of employment with the Company.

1.3. Return of Materials.

Participant further agrees to deliver to the Company upon termination from employment (i) any and all documents, files, client records, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information or Developments; and (ii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company which Participant may then possess or have under his control.

Section 2. Non-Competition and Non-Solicitation of Clients

Participant agrees that during the course and as a result of employment by the Company, he has and will continue to have access to Confidential Information relating to the operation of the Company. For purposes of this Agreement, "Restricted Post-Employment Period" shall mean the two (2) year period immediately following the cessation of employment with the Company (whether such cessation of employment is voluntary or involuntary).

2.1. Non-Competition.

Participant agrees that during employment and for the Restricted Post-Employment Period, he will not, without the express written permission of the Company, directly or indirectly compete against the Company or perform within the Restricted Territory (as defined below) any services or products the same as or similar to, individually or in the aggregate, those services or products of Potomac Mortgage Group, Inc. ("MVB Mortgage"), specifically residential mortgage banking.. "Restricted Territory" shall include the states or districts of Virginia, Maryland, The District of Columbia, West Virginia, North Carolina and South Carolina.

2.2. Non-Solicitation of Clients.

Participant agrees that during employment and for the Restricted Post-Employment Period, he will not, without the express written permission of the Company, directly or indirectly solicit, contact, call upon, communicate with or attempt to communicate with any client or referral source or prospective client or referral source of the Company for the purpose of providing residential mortgage banking services.

Section 3. Non-Solicitation of Employees

Participant covenants and agrees that during the course of employment and for the Restricted Post-Employment Period, Participant shall not, without the consent of the Company, directly or indirectly, on behalf of himself or another, solicit to leave employment or service with the Company, engage, hire or employ

any employee of the Company, including but not limited to, Peter Cameron, Rob Ross and Josh Burruss.

Section 4. Employability

(a) Participant affirms Participant is not presently subject to a restrictive covenant or other prior agreement which would prohibit or restrict assignment with the Company.

(b) If Participant learns or becomes aware or is advised that he is subject to an actual or alleged restrictive covenant or other prior agreement which may prohibit or restrict assignment with the Company, Participant shall immediately notify the Company of the same.

Section 5. Enforcement of Covenants, Equitable Relief, Tolling

In the event of any breach of these covenants by Participant, as proven in a court of law, the Company and Participant agree that the Company shall be entitled to the following particular forms of relief as a result of such breach: Participant shall not be entitled to any interest, vested or unvested, in the Plan or any payments or benefits he has not yet received thereunder.

Section 6. Disclosure of Agreement; New Employment

Participant agrees that he will promptly disclose the existence of this Agreement to all subsequent employers in the residential mortgage banking business serving the Restricted Territories until the covenants have expired unless specifically agreed upon by the Company as unnecessary.

Section 7. Interpretation of Provisions

The parties agree that they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect the Company's confidential information, client relationships and goodwill.

Section 8. Waiver of Breach

The waiver by the Company of a breach of any provision of this Agreement by the Participant, or the failure of the Company to take action against any other employee(s) for similar breach(es) on their part, shall not operate or be construed as a waiver of any subsequent breach by the Participant or be construed as a waiver of a breach by the Participant.

Section 9. Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the heirs, executors and administrators of the Participant. The Company shall have the right to transfer and assign all or any portion of its rights and obligations hereunder to any third party after providing written notice to Participant. This Agreement may not be assigned by the Participant.

Section 10. Applicable Law and Choice of Forum

This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia. The parties, being desirous of having any disputes resolved in a forum having a substantial body of law and experience with matters contained herein, agree that any action or proceeding with respect to this Agreement shall be exclusively litigated in Marion County, West Virginia or in the United States District Court for the Northern District of West Virginia, Clarksburg location, and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum.

Section 11. Separability

In the event that any of the foregoing clauses may be deemed or determined to be a breach of any law, rule or regulation or otherwise unenforceable, such determination shall not affect any of the other clauses of this Agreement, but such other clauses shall remain in full force and effect.

Section 12. Entire Agreement

This Agreement represents the entire agreement of the parties with respect to the aforementioned topics and may be amended only by a writing signed by both parties. Participant acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.

THE PARTICIPANT ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed the day and year first above written.

MVB FINANCIAL CORPORATION

By: [signature] Date: 6/19/2017
5:37 a.m.

Title: CHAIRMAN

PARTICIPANT: H. Edward Dean III aka Harry E. Dean III

H. Edward Dean III
Participant Signature Date: 6/15/2017